UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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LIFE PARTNERS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

The Board of Directors of Registrant
(Name of Person(s) Filing Proxy Statement)

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LIFE PARTNERS HOLDINGS, INC.

204 Woodhew Drive
Waco, Texas 76712
Telephone: 800-368-5569
Fax: 254-751-1025
Website: www.lphi.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 9, 2007

To the Shareholders:

Life Partners Holdings, Inc. will hold an Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, August 9, 2007, at 11:00 a.m., CT, at our corporate offices, 204 Woodhew Drive, Waco, Texas. The Shareholders will meet to consider:

(1)	Electing five directors, each to serve for a term of one year;

(2)	Increasing the number of authorized shares from 10,000,000 to 18,750,000

(3)	Ratifying the selection of Murrell, Hall, McIntosh & Co., PLLP, as independent auditors of the Company for the year ending February 28, 2008; and

(4)	Transacting other business incident to the Annual Meeting.

The record date for the Annual Meeting is June 25, 2007. Only Shareholders of record at the close of business on that date can vote at the Annual Meeting.

We hope you will attend the Annual Meeting. If you do not plan to attend, we still want you to participate by voting. Please sign and return the enclosed proxy in the envelope provided or follow the Internet or telephone voting procedures described on the proxy form.

Sincerely,

R. Scott Peden
Secretary

July 9, 2007

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

August 9, 2007

Life Partners Holdings, Inc. (“Life Partners”, the “Company” or “We”) welcomes you to our Annual Meeting of Shareholders. Life Partners is the parent company of Life Partners, Inc. (“LPI”). LPI is the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance settlements, commonly called “life settlements”. The Annual Report accompanying this Proxy Statement contains more about our business.

We are furnishing this Proxy Statement to inform our Shareholders about the upcoming Annual Meeting. To encourage Shareholder participation, we are soliciting proxies to be used at the Annual Meeting.

We are mailing this Proxy Statement and the accompanying proxy card to Shareholders beginning July 12, 2007.

General Information

Who Votes. If you hold shares as of the Record Date, June 25, 2007, you may vote at the Annual Meeting. On June 25, 2007, the Company had 9,615,586 shares of common stock outstanding. Each share is entitled to one vote.

How to Vote. You may vote your shares by attending the Annual Meeting in person. If you are unable to attend, you can tell us how to vote your shares by any of the following means:

•	by completing, executing and returning the proxy or voting instruction card in a timely manner;

•	by using a touch-tone telephone and complying with the telephone voting instructions on the proxy or voting instruction card; or

•	through the Internet, by complying with the Internet voting instructions on the proxy or voting instruction card.

Questions regarding electronic delivery or Internet voting should be directed to Justin Blount at 800-368-5569 or jblount@lifepartnersinc.com.

If you return a signed proxy or voting instruction card, but do not tell us how you want to vote, we shall vote your shares “for” all director nominees and the other proposals.

Canceling Your Proxy. You can cancel your proxy at any time before we vote your shares in any of three ways:

•	by giving the Secretary a written cancellation;

•	by giving a later signed proxy or voting instruction; or

•	by voting in person at the Annual Meeting.

Counting the Necessary Votes. Directors are elected by a plurality of votes, which means that the director nominees for the positions to be filled (five positions) receiving the highest number of votes will be elected. The amendment to our Articles of Incorporation requires a majority vote of the outstanding shares. To ratify the independent auditors, this proposal must receive a majority of the votes that could be cast at the Annual Meeting. If we transact any incidental business at the Annual Meeting, the incidental business must receive a majority of the votes that could be cast at the Annual Meeting.

The votes that could be cast are the votes actually cast by “shares present” plus abstentions. Abstentions are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any proposal. Proxies submitted by brokers that do not indicate a vote for the proposal (usually because the brokers do not have discretionary voting authority and haven’t received instructions as to how to vote) are referred to as “broker non-votes”. Broker non-votes are not counted as shares present and are not counted in determining whether a proposal is approved.

Incidental Business. Proxies customarily ask for authority to transact other business that may come before the Annual Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the matters set forth in the notice, we do not know of any substantive business to be presented or acted upon at the Annual Meeting. If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.

ITEM 1
ELECTION OF DIRECTORS

The Shareholders will elect five directors at this year’s Annual Meeting. Each director will serve for a one-year term ending at the 2007 annual meeting or until he is succeeded by another qualified director who has been elected.

We shall vote your shares as you tell us. If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, we will vote your shares for that other person unless you have withheld authority.

All five of the nominees for directors are presently members of the Board of Directors.

The Board of Directors recommends voting “For” the nominees.

Biographical Information

The following table sets forth the name and age of each director nominee and the year he became a director.

Name	Age	Director Since	Position
Brian D. Pardo	64	2000	Chairman of the Board, President and Chief Executive Officer of Life Partners Holdings, Inc.
R. Scott Peden	43	2000	Director, Secretary and General Counsel of Life Partners Holdings, Inc. and President of LPI
Fred Dewald	62	2003	Director
Tad M. Ballantyne	52	2001	Director
Harold E. Rafuse	65	2006	Director

The Director Nominees. The Board of Directors has nominated five candidates for election. If elected, these nominees will serve one-year terms. A brief summary of each director nominee’s principal occupation, business affiliations and other information follows.

Brian D. Pardo. Mr. Pardo is President and Chief Executive Officer of the Company, and Chief Executive Officer of LPI, our primary operating subsidiary. He has served as the CEO of LPI since its incorporation in 1991. Mr. Pardo is one of the pioneers of the life settlement industry. He has been certified as an expert in the field of life settlements and has testified on that subject on numerous occasions. Mr. Pardo served our Nation from 1964 through 1966 as a helicopter gunship pilot in Vietnam.

R. Scott Peden. Mr. Peden has served as the General Counsel and Secretary of the Company and the President of LPI since 2000. Before 2000, Mr. Peden served as Vice President and General Counsel for LPI since its incorporation in 1991. Mr. Peden has been certified as an expert in the field of life settlements and has testified on that subject on many occasions. He holds a Bachelor of Arts degree from Trinity University and a Juris Doctor from Baylor University School of Law.

Fred Dewald. Mr. Dewald has been a successful builder and property developer in the Waco/McLennan County area for over 30 years. He is a director of the Heart of Texas Builders Association and serves as President or principal of 17 different property development companies. He holds a Bachelor of Science degree from Southwest Texas State University.

Tad M. Ballantyne. Mr. Ballantyne is an officer and director of several private companies including BR Industries, Inc, Hoopeston Foods, Inc., Thomsen Group, LLC, and Pacific Rim Foods Ltd.  Mr. Ballantyne also serves as an independent director and financial expert on the audit committee of Empire Energy Corporation International (OTCBB: EEGC) and a director of Jilin Jimei Foods Ltd., a private company in Changchun China. During 2003, Texas Steel Partners Inc., a Texas-based steel foundry, filed for reorganization and was liquidated pursuant to a bankruptcy Chapter 7 conversion. Mr. Ballantyne was an officer and director and 50% shareholder of Texas Steel Partners. During the last 17 years, Mr. Ballantyne has been active in acquiring and operating troubled companies or assets being divested by public and private companies and has focused over the last four years in food processing plants in both the United States and Asia. He holds a Bachelor of Science degree in business management from the University of Wisconsin.

Harold E. Rafuse. Dr. Rafuse is the co-founder and Managing Director of Advanced Concepts and Technologies International (ACT I) headquartered in Waco, Texas. He is also co-owner and General Manager of Aurora Aviation and Aurora Avionics with six offices throughout the United States. Dr. Rafuse has 43 years of experience in aviation, aerospace, scientific, engineering, technology, educational, senior program management, information resource management, and administrative positions. He oversees daily operations of the Aurora companies, as well as all of ACT I’s operations, including accounting and finance, human resources, information systems, legal, and contracts management. He served as a senior science team leader and contracts negotiator to the U.S. Defense Threat Reduction Agency in connection with the dismantlement and destruction of Russian intercontinental ballistic and sea-launched missiles. Dr. Rafuse holds a Ph.D. in Engineering Management from Hamilton University, a Masters in Business Administration from Texas Tech University, a Bachelor of Science degree in Chemistry from St. Joseph’s University and a Bachelor of Science degree in Chemical Technology from Temple University. He is a frequent presenter at national symposia and has had numerous articles published in professional journals.

Other Executive Officers

In addition to the executive officers who serve on the Board of Directors, we have the following executive officer:

Mark Embry, age 51, serves as LPI’s Chief Operations Officer and Chief Information Officer. Mr. Embry has worked for an international manufacturing company as CIO where he focused on information technology as a business tool. He spearheaded national and global projects that resulted in over three million dollars a year in cost savings. Before joining LPI in November 2004, he consulted with executive management of different types of businesses for two years in business process analysis and redesign, strategy and implementation, change management and leadership competencies. As LPI’s Chief Operating Officer, he is responsible for all operations and information technology. Mr. Embry’s duties include finding and creating efficiencies in the process flow, developing state-of-the-art information systems, analyzing company and industry data, development of automated supply chain and developing short term strategies to meet target objectives. Mr. Embry also supervises the imaging department that is responsible for scanning all documents creating easy retrieval of necessary information from a paperless filing system. Mr. Embry holds a Bachelor of Business Administration degree from Dallas Baptist University and a Masters of Business Administration degree from Baylor University.

Corporate Governance

Board Composition, Meetings and Committees.  Our Board of Directors is currently composed of five directors. The Board has determined that Tad M. Ballantyne, Fred Dewald and Harold E. Rafuse are independent under the standards of the Nasdaq and the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission (“SEC”). Mr. Pardo and Mr. Peden are employed by the Company as executive officers and are thus not independent.

During the most recent fiscal year, the Board met two times with all directors attending and acted four times by written consent. Management also periodically conferred with directors between meetings regarding Company affairs.

The Compensation Committee is currently composed of Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse. It met once during the most recent fiscal year with all members participating. It sets the compensation levels of the executive officers, including the Chief Executive Officer and the President, establishes a general framework for the short-term incentive program and administers the Company’s Omnibus Equity Compensation Plan. The Compensation Committee’s report is set forth below.

The Board of Directors has an Audit Committee and has appointed Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse to serve as its members. The Audit Committee met once in person and once by telephone during the last fiscal year with all members participating. The Audit Committee is primarily concerned with the effectiveness of the Company’s financial audits by the independent auditors. Its duties include: (i) recommending the selection of independent auditors; (ii) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (iii) reviewing the organization and scope of the Company's internal system of financial controls; (iv) reviewing the Company’s financial reporting and the accounting standards and principles followed; and (v) examining other reports relating to the Company’s compliance with insurance regulatory and licensing requirements. We certify that we have adopted a formal written audit committee charter and that the Audit Committee reviews and reassesses the adequacy of the charter annually.

The Board has not delegated its functions to any other standing committees, and thus has not created executive, nominating or other similar committees. The task of nominating directors is undertaken by the full Board.

The Board has not established a formal process for considering director recommendations from shareholders in reliance on the controlled company exemption provided under the Nasdaq rules. The Board notes that Mr. Pardo beneficially holds more than 50% of the voting stock with the voting power to determine elections and that a nomination process with independent decision-making would not be meaningful. The Board will, however, consider shareholder recommendations if received in ample time before the preparation and release of its annual proxy materials. For consideration, a recommendation would typically be submitted by the January 1st preceding the annual meeting.

Director Communication. Shareholders may send communications to the Board (and to individual directors) through Mr. R. Scott Peden, General Counsel and Secretary, c/o Life Partners Holdings, Inc., 204 Woodhew Drive, Waco, Texas 76712, and telephone 800-368-5569. He will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors.

Code of Ethics

We have adopted a Code of Ethics that applies to our executive officers, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics was filed as an exhibit to our Annual Report on Form 10-KSB for the year ended February 29, 2004.

OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
AND CERTAIN SHAREHOLDERS

Beneficial Ownership of Directors, Officers and Certain Shareholders

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 25, 2006, by (i) each director and nominee of the Company, (ii) each named executive officer in the Summary Compensation Table, (iii) each person known or believed by the Company to own beneficially five percent or more of the Common Stock and (iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Executive Officer,	Beneficial Ownership(1)
or Shareholders Holding 5% or More	Number of Shares	Percent
Brian D. Pardo	4,806,789	50.0
Pardo Family Holdings, Ltd.(2) 204 Woodhew Waco, Texas 76710	4,800,887	49.9
R. Scott Peden	54,097	*
Fred Dewald	1,885	*
Tad M. Ballantyne	0	0
Harold E. Rafuse	0	0
Mark Embry	0	0
All directors and named executive officers as a group (6 persons)	4,862,771	50.6

______________

* Less than one percent.

(1)
Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person. Disclosures regarding “beneficial ownership” are made as that term is defined under federal securities laws.

(2)	Mr. Pardo is deemed to have beneficial ownership of the shares of Pardo Family Holdings, Ltd.

Executive Compensation

The following table sets forth the compensation paid or accrued to the Chief Executive Officer and each executive officer (including officers of LPI) whose total annual salary and bonus exceeded $100,000 (the three are sometimes called the “named executive officers”) for services performed in fiscal years ended February 28, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Stock Awards($)	Options Awards($)	Non-Equity Incentive Plan Compen-sation($)	Nonquali-fied De-ferred Compen-sation Earnings($)	All Other Compen- sation($)(1)		Total

Brian D. Pardo	2007	450,000	15,031	-	-	-	-	85,202	(2)	550,233
Chief Executive Officer	2006	450,000	-	-	-	-	-	53,460	(3)	503,460

R. Scott Peden	2007	143,113	24,843	-	-	-	-	-		167,956
President, LPI, and General Counsel	2006	147,619	18,383	-	-	-	-	-		166,002
				-	-	-	-	-
Mark Embry	2007	120,000	32,610	-	-	-	-	-		152,610
Chief Operating Officer, LPI	2006	120,000	37,415	-	-	-	-	-		157,415
______________

(1)
The Company provides various perquisites to certain employees including the named executive officers. Unless otherwise disclosed, the aggregate value of the perquisites provided to a named executive officers was less than $10,000.

(2)
This amount represents the value of the compensation and benefits paid to Mr. Pardo for his personal assistant ($73,353), for cell phone usage for himself and family members ($4,799), for a family member’s tuition and books ($1,450), for country club dues and expense ($3,421) and for his home computer ($2,179).

(3)	This amount represents the value of the compensation and benefits paid to Mr. Pardo for his personal assistant ($50,150) and for country club dues and expense ($3,310).

Stock Options Granted in the Last Fiscal Year; Stock Option Exercises and Values

We granted no stock options to the named executive officers in fiscal 2007. The named executive officers did not exercise stock options in fiscal 2007 and they held no outstanding options.

Compensation and Retirement Committee Report

Composition. The Compensation Committee (the “Committee”) is composed of three directors: Mr. Ballantyne (Chairman), Mr. Dewald and Dr. Rafuse. Based on the Board’s determination and the Committee’s belief, Messrs. Ballantyne and Dewald and Dr. Rafuse are independent under the standards of Nasdaq and the Sarbanes-Oxley Act and the rules of the SEC.

Compensation Approach. The Committee sets the compensation level of the Company’s CEO and the President of LPI. The Committee also sets a general framework for the short-term incentive program and administers the long-term incentive programs. It has adopted a set of guiding principles, which are designed to align executive compensation with management’s execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values. The principles are as follows:

•	The Company’s salaries must reflect the contributions of each executive officer and the impact of those contributions on the business and financial success of the Company.

•	The level of compensation should be competitive with the compensation paid to similarly skilled executives performing comparable functions within the Company’s market area.

•	The Company provides incentive compensation from time to time to motivate personnel to achieve specific financial and operating goals.

•	Compensation is closely tied to performance and its impact on the growth in shareholder value. The primary components of executive compensation are base salary and short-term incentive compensation.

Base Salary. The Company understands that base salaries must remain in a competitive range to attract and retain capable management. The Committee reviews these salary levels annually based on a subjective mix of the Company’s performance, the executive’s experience and contributions, and the levels of compensation received by similarly situated executives at comparable companies, and may increase the base salaries if the Committee deems an increase is warranted. The salaries of the senior officers are established by the CEO, who evaluates these salaries in relationship to the officers’ respective levels of responsibility and contributions to the Company and based on the other criteria described by the Committee in this report. The beliefs of the CEO and the Committee regarding base salary levels are based on their collective knowledge and not on formal compensation surveys. Annual adjustments are made, if needed, to maintain base salaries at competitive levels and to maintain an equitable relationship between the base salaries of executive and senior officers and overall merit increases for the Company’s other employees.

Short-Term Incentive Compensation. The Company has traditionally provided incentive compensation in the form of bonuses. The bonus arrangements for the executive and senior officers were often settled on an individual basis. Some of the officers participate in a bonus pool, from which bonuses are paid to operational officers based on quarterly earnings. Other officers received bonuses under arrangements linked their personal performance. Our CEO, Mr. Pardo, did not participate in the bonus arrangements. The Board recently consolidated most of the bonus arrangements into the existing bonus pool and added Mr. Pardo as a participant. The Company funds the bonus pool with one percent of its net income before taxes, subject to a cap presently equal to two times the officer’s base salary. The Committee will assess the pool’s operation and the officers’ participation periodically to ensure the pool is operating as intended and in a fair and equitable manner. In assessing the pool’s operation, the Committee may consider incentives for comparable positions in other companies, the reporting of pre-tax profits for the year, the financial returns on equity and assets, and limitations on the size of the bonus in relationship to the executive’s base salary. It may analyze the bonus amount in relationship to the Company’s broader corporate performance, its growth objectives, and its results of operations. The Committee may also consider individual bonuses in relationship to the individual officer’s responsibilities and his importance to the Company’s operating strategy.

Long-Term Incentive Compensation. The Company has an Omnibus Equity Compensation Plan (the “Plan”) to provide equity-based compensation to its management and the financial planners who compose the Company’s life settlement referral network. The Plan was established in 2000. At present, there are no outstanding options under this plan and no stock or option awards were made in fiscal 2006 or 2007. The Company may make grants of options or stock from time to time, although the Committee does not expect that stock or option awards will be a significant component of its compensation.

Corporate Performance and Chief Executive Officer Compensation. Brian D. Pardo is the Company’s CEO and President and the CEO of LPI, the principal operating subsidiary of the Company. LPI is the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance settlements, commonly called “life settlements”. Mr. Pardo has guided LPI since its inception and is one of the pioneers of the industry. Because of Mr. Pardo’s unique contributions, we believe his continued involvement with the Company is extremely important.

In determining Mr. Pardo’s compensation, the Committee considers Mr. Pardo’s importance to the Company and its business strategy, including the further development of the life settlement business. In addition, the Committee considers the Company’s results of operations and financial condition and its performance in comparison to its competitors. After leaving the salary level unchanged for two years, despite favorable operating results, the Committee increased Mr. Pardo’s salary by five percent as a cost of living increase effective March 1, 2007. The Committee also added Mr. Pardo as a participant in the officers’ bonus pool as incentive compensation effective August 3, 2006. The Committee does not anticipate awarding Mr. Pardo equity-based compensation in light of his substantial beneficial holdings of the Company’s Common Stock. Mr. Pardo was not present during the Committee’s deliberations regarding or voting upon his compensation.

Dated: June 27, 2007	The Compensation Committee of Life Partners Holdings, Inc. Mr. Tad M. Ballantyne, Chairman Mr. Fred Dewald Dr. Harold E. Rafuse

As permitted by SEC rules, the foregoing reporting is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-KSB.

Director Compensation

Our directors are responsible for guiding and supervising our business and affairs. Recent developments in corporate governance and financial reporting have resulted in an increased involvement of public company directors. Our board committees - Audit and Compensation - are composed exclusively of non-employee directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate compensation to ensure our directors’ continued performance.

Quarterly Fees and Reimbursement. Each of our non-employee directors received a quarterly payment of $1,000 in fiscal 2007. Our non-employee directors do not receive meeting fees for Board or committee meeting attendance. We do not provide any insurance, retirement or other benefit programs or other benefits or perquisites to our non-employee directors. We reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its Committees in addition to the quarterly payments. Believing the non-employee directors were under-compensated for their added responsibilities, the Board increased their quarterly compensation to $6,250 for fiscal 2008.

Equity Compensation for Non-Employee Directors. We have not provided equity compensation for our non-employee Directors.

Director Compensation Table for Fiscal 2007. The following table sets forth the total compensation paid to our non-employee Directors for their service on our Board of Directors and committees of the Board of Directors during fiscal year 2007. Our employee directors, Mr. Pardo and Mr. Peden, receive no separate compensation for their services as Directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Options Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)(1)	Total($)

Fred Dewald	4,000	-	-	-	-	-	4,000

Tad M. Ballantyne	4,000	-	-	-	-	-	4,000

Harold E. Rafuse(1)	2,000	-	-	-	-	-	2,000
______________

(1)	Dr. Rafuse was first appointed to the Board in November 2006.

Certain Transactions

We contract with ESP Communications, Inc., a corporation owned by Brian D. Pardo’s spouse, for post-settlement services. The services included periodic contact with viators and their health care providers through telephone calls and mailings, monthly checks of social security records to determine a insured’s status, and with the independent escrow agent in the filing of death claims. ESP also provides facilities and various administrative personnel to us. Either party may cancel the agreement with a 30-day written notice. We currently pay ESP $7,500 on a semi-monthly basis for its services. For each of the years ended February 28, 2007 and 2006, we paid ESP approximately $180,000. The Audit Committee has determined that the payments are reasonable and equal to or less than amounts that would be payable to a third party for comparable service.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

During fiscal 2007, a director, Fred Dewald, did not timely file a Form 4 disclosing the sale of 5,901 shares due to the lack of required filing codes. Based solely on a review of the forms furnished to us, and written representations from certain reporting persons that no other forms were required, except as disclosed above, we believe that the reporting persons complied with all Section 16(a) filing requirements applicable to them during the last completed fiscal year.

ITEM 2
INCREASING THE NUMBER OF AUTHORIZED SHARES
FROM 10,000,000 TO 18,750,000

Vote on increasing the number of authorized shares

We are asking our shareholders to approve an amendment to our Articles of Incorporation. The Board has authorized, and is recommending that the shareholders approve, an amendment to Article V of the Company’s Articles of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 10,000,000 shares to 18,750,000 shares. The additional 8,750,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

The Board believes it is desirable to increase the number of shares of Common Stock we are authorized to issue to facilitate future stock splits or stock dividends that the Board might authorize. The per share price has risen the past three months from a closing price of $11.40 on March 22, 2007, to a closing price of $35.31 on June 22, 2007. The Board has been advised that a stock price in the range of $25.00 to $50.00 provides optimal market efficiency and is considering one or more stock splits to maintain the trading prices of the Common Stock within that optimal range. We presently have only 334,414 shares available for issuance. Any stock split that the Board might authorize would likely require more shares than are currently available. By increasing our number of authorized shares to 18,750,000, the Board would likely have the shares needed to implement a stock split.

Other than the 50,000 shares currently reserved for issuance under outstanding stock options, we have no present commitments, agreements or intent to issue any additional shares of Common Stock for public or private offerings, option/stock programs and/or acquisition transactions. The Board has not authorized the increase in consideration of any possible anti-takeover effect. It is possible, however, incumbent management could use the additional authorized shares to make it more difficult, and thereby discourage, any attempt to acquire control of Life Partners, even though our shareholders may deem such an acquisition desirable. For example, the shares could be privately placed with a purchaser who might support the Board of Directors in opposing a hostile takeover bid. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove the Directors, replace incumbent Directors, accomplish certain business combinations or alter, amend or repeal portions of our Articles of Incorporation.

The proposed amendment would permit the issuance of additional shares of Common Stock up to the new 18,750,000 maximum authorization without further action or authorization by the shareholders. The Board intends to split the common stock and believes it is prudent for us to have this flexibility. Our shareholders are not entitled to preemptive rights or cumulative voting. While a stock split or stock dividend would issue new shares to shareholders on a pro rata basis and would not dilute their ratable ownership, the Board could authorize other issuances that might dilute, under certain circumstances, the ownership and voting rights of shareholders.

Under Texas law, an amendment of Articles of Incorporation to effectuate a change in the number of shares of the authorized capital stock of a corporation requires the approval of a majority of the outstanding stock entitled to vote thereon. In this instance, the holders of Common Stock are entitled to vote on the amendment and the holders of a majority of such Common Stock must approve this amendment for its passage.

As of the Record Date, we had 9,615,586 shares of Common Stock outstanding and 50,000 shares were reserved for future issuance under outstanding options.

The proposed Amendment to the Articles of Incorporation, if adopted by the required vote of shareholders, would be filed with the Texas Secretary of State and become effective on or about August 10, 2007.

The full text of the proposed amendment to the Articles of Incorporation is set forth below. A copy of the Amendment to the Articles of Incorporation as proposed to be amended may be obtained by written request to our Secretary at the address on the first page of this Proxy Statement.

Form of Amendment to the Articles of Incorporation

Section 1 of Article V of the Articles of Incorporation reads as follows before giving effect to the proposed amendment:

“1. The maximum number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 10,000,000 shares shall be common stock, par value $.001 per share (“Common Stock”). All or any part of the Common Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.”

Under the proposed amendment, Section 1 of Article V would be deleted and replaced by the following:

“1. The maximum number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 18,750,000 shares shall be common stock, par value $.001 per share (“Common Stock”). All or any part of the Common Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.”

The Board of Directors recommends voting “For” this proposal.

ITEM 3
RATIFICATION OF AUDITORS

Vote on the Independent Auditors

The Audit Committee has appointed Murrell, Hall, McIntosh & Co., PLLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the year ended February 28, 2008. The Company is advised that no member of Murrell Hall has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of the Audit Committee’s appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends voting “For” this proposal.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative from Murrell Hall is not expected to be present at the Annual Meeting. We have offered Murrell Hall the opportunity to make a statement. Murrell Hall has indicated that representatives will be available by telephone to respond to appropriate questions.

Audit Report of the Board of Directors

The Audit Committee consists of Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse, all of whom are “financially literate” and “independent” as defined under the Nasdaq rules. The Nasdaq rules define “financially literate” as being able to read and understand fundamental financial statements (including the Company’s balance sheet, income statement and cash flow statement). The Nasdaq rules define an independent director generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The Board has also determined that Mr. Ballantyne is a “financial expert” in large part based on his education and business experience in acquiring and operating various companies as well as his service on the board of directors of other companies as a financial expert. See Mr. Ballantyne’s biographical disclosures for more information.

Functions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor. The Board has approved a charter for the Audit Committee. The Charter describes the Audit Committee’s composition, its mission statement and principal functions, its responsibilities for review of financial statements and internal financial procedures and controls, and its relationships with the Board of Directors, the independent accountants and the Company’s financial staff. The Audit Committee’s responsibilities include the prior review of the Company’s annual financial statements and substantiating the auditor’s independence and their accountability to the Board of Directors and the Audit Committee. The Audit Committee believes that its Charter meets or exceeds the charter standards adopted by the Nasdaq.

Actions Relating to the 2007 Financial Statements. The Audit Committee has taken the following actions with respect to the Company’s audited financial statements as of and for the year ended February 28, 2007 (the “Financial Statements”):

•	The Committee has reviewed and discussed the audited financial statements with management;

•	The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Communication with Audit Committees);

•
The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the auditors the auditors’ independence; and

•
The Committee has recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-KSB, based upon its review and discussions with the independent auditors.

Fees to Independent Auditors. The following table presents fees for the audits of our annual consolidated financial statements for the fiscal years ended February 28, 2007 and 2006, and for other services provided by Murrell Hall.

	2007	2006
Audit fees	$72,943	$36,074
Audit-related fees	-	-
Tax fees	$10,210	$8,260
All other fees	-	-

The amounts for audit-related fees include generally the fees charged for reviewing our quarterly financial statements. The tax fees were primarily for tax return preparation and tax-related services. Amounts under “all other fees” principally relate to travel expenses. We incurred no billings for financial information systems design and implementation.

The Audit Committee has authorized and ratified fees related to the electronic filing of various SEC reports. In addition, the auditors notify the Audit Committee of any request by management for non-audit services and the anticipated scope, purpose and cost of the services before performing such services.

Pre-Approval Policies and Procedures. Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee has delegated to its Chairman the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. All audit, audit-related, and tax services for our 2007 and 2006 fiscal years were pre-approved by the Audit Committee.

The Audit Committee has considered whether Murrell Hall’s non-audit services are compatible with maintaining its independence as an auditor.

Dated: June 27, 2007	Mr. Tad M. Ballantyne, Chairman Mr. Fred Dewald Dr. Harold E. Rafuse

As permitted by SEC rules, the foregoing reporting is not deemed “soliciting material” or “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-KSB.

OTHER INFORMATION ABOUT THE ANNUAL MEETING

Other Matters Coming Before the Meeting

As of the date of this Proxy Statement, the Company knows of no business to come before the Annual Meeting other than that referred to above. The Company’s rules of conduct for the Annual Meeting prohibit the introduction of substantive matters not previously presented to the Shareholders in a proxy statement. As to other business, such as procedural matters that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of the Company and its Shareholders.

Shareholder Proposals for the Next Annual Meeting

Any Shareholder who wishes to present a proposal at the Company’s 2008 Annual Meeting of Shareholders must deliver such proposal to the Secretary of the Company by March 31, 2008, for inclusion in the Company’s proxy, notice of meeting, and proxy statement for the 2008 Annual Meeting.

Additional Information

The Company will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission. They will do so without compensation other than their regular compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

The Company’s Annual Report on Form 10-KSB, including the financial statements and schedules thereto, for the year ended February 28, 2007, as filed with the SEC, are available on our website at www.lphi.com under “Investor Relations/Filings.” They are also available without charge to any shareholder, upon request, by calling 800-368-5569 or writing to Mr. R. Scott Peden, General Counsel, Life Partners Holdings, Inc., 204 Woodhew Drive, Waco, Texas 76712. Shareholders requesting exhibits to the Form 10-KSB will be provided the same upon payment of reproduction expenses.

By Order of the Board of Directors

R. Scott Peden
Secretary
July 9, 2007

LIFE PARTNERS HOLDINGS, INC. 204 Woodhew Waco, Texas 76710
VOTE BY INTERNET - www.proxyvote.com
Use the lnternet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Life Partners Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the lnternet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Life Partners Holdings, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THlS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SlGNED AND DATED.

LIFE PARTNERS HOLDINGS, INC.
Vote On Directors

1. Proposal to elect 01) Brian D. Pardo 02) R. Scott Peden 03) Tad Ballantyne	04) Fred Dewald 05) Harold Rafuse	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for one or more nominee(s), mark "For All Except" and write the nominee's number(s) on the line below: __________________________________

Vote On Proposals 2. Increasing the number of authorized shares from 10,000,000 to 18,750,000. 3. Ratifying Murrell, Hall, McIntosh & Co., PLLP, as independent auditors for fiscal 2008.	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

Please sign, date and return this Proxy regardless of whether you plan to attend the meeting. If signing for a corporation, LLC or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. For comments please check this box and
write them on the other side of this card.               ☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted
FOR items 1 and 2. If any other matters properly, come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

LIFE PARTNERS HOLDINGS, INC.

Annual Meeting of Shareholders - August 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Life Partners Holdings, Inc., a Texas corporation (“LPHI”), hereby acknowledge(s) receipt of the Proxy Statement dated July 9, 2007, and hereby appoint(s) Brian D. Pardo and R. Scott Peden, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders, to be held Thursday, August 9, 2007, at 11:00 a.m., CT, at LPHI’s corporate offices, 204 Woodhew Drive, Waco, Texas, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if present personally, on all matters set forth on the reverse side.

Important - voting prevents escheatment: Most states have escheatment laws that require LPHI to transfer shareholder accounts when they meet that state’s criteria for abandoned property. These laws require LPHI to issue a replacement stock certificate to the applicable state and the certificate in the shareholder’s possession is cancelled on the records of LPHI’s transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted LPHI or LPHI’s transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that LPHI has your current address. If you have moved, please provide your new address to LPHI by writing to 204 Woodhew Drive, Waco, Texas 76712, by telephone at 800-368-5569, or by Internet at www.lphi.com/ContactUs.htm.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.) \